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                                                                    Exhibit 3(b)



                               OPERATING AGREEMENT
                                       OF
                              ATLAS RESOURCES, LLC







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                               OPERATING AGREEMENT
                                       OF
                              ATLAS RESOURCES, LLC




         THIS OPERATING AGREEMENT OF ATLAS RESOURCES, LLC dated as of this 24th day of March, 2006 (this "AGREEMENT"), is made by AIC, Inc. (the "MEMBER") to establish and organize a limited liability company (the "COMPANY"). The Member, intending to be legally bound, hereby sets forth the terms of its agreement as to the affairs of the Company and the conduct of its business, as follows:



                                    ARTICLE 1
                       FORMATION, PURPOSE AND DEFINITIONS

         1.1 ESTABLISHMENT OF LIMITED LIABILITY COMPANY. The Member hereby agrees to establish and organize a limited liability company pursuant to the provisions of the Pennsylvania Limited Liability Company Law (15 Pa.C.S.A. ss.8901, et seq.), as heretofore or hereafter amended (the "ACT"), upon the terms set forth in this Agreement. The Member is hereby admitted to membership in the Company and shall be the sole Member of the Company.

         1.2 NAME. Pursuant to the terms of this Agreement, the Member intends to carry on a business for profit under the name Atlas Resources, LLC. The Company may conduct its activities under any other permissible name designated by the Member. The Member shall be responsible for complying with any registration requirements in the event an alternate name is used.

         1.3 REGISTERED OFFICE OF THE COMPANY. The registered office of the Company shall be the location set forth in the Company's Certificate of Formation filed with the Office of the Secretary of State of the Commonwealth of Pennsylvania. The Board of Directors may, from time to time, change such registered agent and registered office, by appropriate filings as required by law.

         1.4 PURPOSE. The Company's purpose shall be to engage in all lawful businesses for which limited liability companies may be organized under the Act. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes.

         1.5 DURATION. Unless the Company shall be earlier terminated in accordance with Article 6, it shall continue in existence in perpetuity.

         1.6 OTHER ACTIVITIES OF MEMBER. The Member may engage in or possess an interest in other business ventures of any nature, whether or not similar to or competitive with the activities of the Company.






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                                    ARTICLE 2
                              CAPITAL CONTRIBUTIONS

         2.1 CAPITAL CONTRIBUTIONS. The Member may, but shall not be required to, make capital contributions to the Company.

         2.2 LIMITATION OF LIABILITY OF MEMBER. The Member shall not have any liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, beyond the Member's capital contribution, except as may be expressly required by this Agreement or applicable law.

         2.3 LOANS. If the Member makes any loans to the Company, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. Interest shall accrue on any such loan at an annual rate agreed to by the Company and the Member (but not in excess of the maximum rate allowable under applicable usury laws).



                                    ARTICLE 3
                                  DISTRIBUTIONS

         3.1 DISTRIBUTIONS. The Company shall make distributions of cash or other assets to the Member in the manner that the Board deems appropriate and as permitted by law.



                                    ARTICLE 4
                            MANAGEMENT OF THE COMPANY

         4.1 BOARD OF DIRECTORS. Unless delegated by the Board, all management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors (the "BOARD OF DIRECTORS" or the "BOARD"). The Board shall consist of at least two individuals. Each person serving on the Board of Directors is referred to herein as a "DIRECTOR" and shall, except to the extent otherwise provided herein, have all the powers of a "manager" under the Act. The initial Board shall consist of Michael L. Staines, Jeffrey C. Simmons, Frank P. Carolas, and Freddie M. Kotek who shall be deemed duly appointed to the Board as of the date of this Agreement and shall serve for a one-year term, or until their successors are duly elected. The Member shall elect Directors to serve on the Board on an annual basis on such date as may be set by the Board. A Director may resign at any time by delivering written notice to the President of the Company. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. Subject to the provisions of this Agreement, the Member may remove one or more Directors from office, with or without cause. The Member may fill any vacancy, whether temporary or permanent, which then may exist on the Board. In addition, subject to the foregoing, in the absence of action by the Member in the event of a vacancy on the Board, the remaining Directors, although less than a quorum, may fill such vacancy by vote of a majority of such remaining Directors. Any temporary vacancy on the Board shall be filled only





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for the period of the incapacity, illness or absence of the Director whose place on the Board is temporarily vacated.

         4.2 (A) MEETINGS, ETC. Meetings of the Board and any committee thereof shall be held at the principal offices of the Company or at such other place as may be determined by the Board or such committee. Regular meetings of the Board shall be held on such dates and at such times as shall be determined by the Board. Special meetings of the Board or any committee may be called by any Director upon prior notice to the other Directors (or, in the case of a special meeting of any committee of the Board, by any member thereof), which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Board or any committee at any meeting, however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Director as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. A vote of the Board or any committee may be taken either in a meeting of the Board of Directors thereof or by written consent so long as such consent is signed by at least the minimum number of Directors that would be necessary to authorize or take such action at a meeting of the Board or such committee. A meeting of the Board or any committee may be held by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can be heard. At least a majority of the Board of Directors, present in person or represented by proxy, shall constitute a quorum at all meetings of the Board. The acts of a majority of the Directors present at a meeting at which a quorum is present shall be the acts of the Board. The Board may from time to time authorize other persons to attend any such meeting or make a provision for an observer or observers in any agreement governing the right of a creditor or securityholder of the Company. The Board and any committee may establish reasonable rules and regulations to (i) limit the number and participation of observers and to require them to observe reasonable confidentiality obligations, and (ii) otherwise provide for the keeping of minutes and other internal Board and committee governance procedures.

         (B) ACTION by WRITTEN CONSENT. Any action by the Board of Directors may be taken in the form of a written consent rather than at a Board of Directors' meeting. The Company shall maintain a permanent record of all actions taken by the Board of Directors.

         4.3 POWERS OF THE BOARD OF DIRECTORS. Subject to the following sentence, the Board shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the Board of Directors under the laws of the Commonwealth of Pennsylvania. Without limiting the generality of the foregoing, the Board shall have the specific power and authority to cause the Company, in the Company's own name:

         (a) To sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as that disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound;




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         (b) To execute all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Board, to the business of the Company;

         (c) To enter into any and all other agreements on behalf of the Company, with any other person for any purpose, in such form as the Board may approve;

         (d) To make distributions in accordance with Section 3.1; and

         (e) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

         4.4 OFFICERS.

         (a) Designation and Appointment. The Board may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Company's business (subject to the supervision and control of the Board), including employees, agents and other persons (any of whom may be a Member) who may be designated as officers of the Company, with titles including but not limited to "chief executive officer," "chairman," "president," "executive vice president," "senior vice president," "vice president," "treasurer," "secretary," "chief financial officer" and "chief operating officer," as and to the extent authorized by the Board. Any number of offices may be held by the same person. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the Commonwealth of Pennsylvania. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided.

         (b) Resignation/Removal. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such at any time with or without cause by the Board. Designation of an officer shall not of itself create any contractual or employment rights.

         (c) Duties of Officers Generally. The officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the Commonwealth of Pennsylvania.

         4.5 MEMBER HAS NO EXCLUSIVE DUTY TO COMPANY. The Member shall not be required to manage the Company as its sole and exclusive function and the Member may have




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other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Member or to the income or proceeds derived from such investments or activities. The Member shall incur no liability to the Company as a result of engaging in any other business or venture.



                                    ARTICLE 5
                        TRANSFER OF MEMBERSHIP INTERESTS

         5.1 TRANSFERS. The Member may transfer all or any portion of its membership interest in the Company at any time or from time to time, to the extent and in the manner provided by applicable law.

                                    ARTICLE 6
                           DISSOLUTION AND LIQUIDATION

         6.1 EVENTS TRIGGERING DISSOLUTION. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following:

         (a) the written consent of the Member;

         (b) the entry of a decree of judicial dissolution under Section 8972 of the Act.

The Company shall not be dissolved for any other reason, including without limitation, the Member's becoming bankrupt or executing an assignment for the benefit of creditors.


         6.2 LIQUIDATION. Upon dissolution of the Company in accordance with
Section 6.1, the Company shall be wound up and liquidated by the Member or by a liquidating manager selected by the Member. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

         (a) to creditors, including the Member if it is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under the Act; and then

         (b) to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then



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         (c) to the Member, which liquidating distribution may be made to the
Member in cash or in kind, or partly in cash and partly in kind.

         6.3 CERTIFICATE OF CANCELLATION. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company's affairs and business, the Member shall on behalf of the Company prepare and file a certificate of cancellation with the Department of State of the Commonwealth of Pennsylvania, as required by Section 8975 of the Act. When such certificate is filed, the Company's existence shall cease.



                                    ARTICLE 7
                          ACCOUNTING AND FISCAL MATTERS

         7.1 FISCAL YEAR. The fiscal year of the Company shall begin on October 1 and end on September 30 unless otherwise determined by the Board of Directors.

         7.2 METHOD OF ACCOUNTING. The Member shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

         7.3 FINANCIAL BOOKS AND RECORDS. All books of account shall, at all times, be maintained in the principal office of the Company or at such other location as specified by the Board of Directors.



                                    ARTICLE 8
                            RIGHTS AND OBLIGATIONS OF
                     MEMBER; EXCULPATION AND INDEMNIFICATION

         8.1 NO LIABILITY OF MEMBER. The Member shall not have any duty to the Company except as expressly set forth herein, in other written agreements or as otherwise required by applicable law.

         8.2 LIABILITY OF OFFICERS AND DIRECTORS; LIMITS. No Director or officer of the Company shall be liable to the Company or to the Member for any loss or damage sustained by the Company or to the Member, unless the loss or damage shall have been the result of:

         (a) gross negligence, fraud or intentional misconduct, bad faith or knowing violation of law by the Director or officer in question;

         (b) a breach of the duty of loyalty of such Director or officer to the Company or the Member;

         (c) a transaction from which the officer or Director derived an improper personal benefit;

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         (d) in the case of an officer, breach of such person's duties pursuant to Section 4.4(c);

(the conduct described in each of the foregoing clauses (a) through (d), inclusive, being hereinafter referred to as "IMPROPER CONDUCT"). In performing his or her duties, each such person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid) of the following other persons or groups: one or more officers or employees of the Company; any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; any Director; or any other person who has been selected with reasonable care by or on behalf of the Company or the Board, in each case as to matters which such relying person reasonably believes to be within such other person's competence.

         8.3 LIMITED LIABILITY. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Director or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Director or officer of the Company. The Member shall not be required to lend any funds to the Company.

         8.4 LACK OF AUTHORITY. The Member in its capacity as a Member shall not have any power to represent, act for, sign for or bind the Company or make any expenditures on behalf of the Company and the Member hereby consents to the exercise by the Board and officers of the Company of the powers conferred on them by law and this Agreement.

         8.5 RIGHT TO INDEMNIFICATION. Subject to the limitations and conditions as provided in this Article 8, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a "PROCEEDING"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a person of which he is the legal representative, is or was a Director, Member or officer shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys' fees) actually incurred by such person in connection with such Proceeding, appeal, inquiry or investigation, and indemnification under this Article 8 shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Article 8 shall be deemed contract rights, and no amendment, modification or repeal of this Article 8 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising



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prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article 8 could involve indemnification for negligence or under theories of strict liability. Notwithstanding the foregoing, no such indemnity shall extend to any officer or Director to the extent that any Proceeding or such judgment, penalty, fine, settlement or expense results from Improper Conduct on the part of such officer or Director.

         8.6 ADVANCE PAYMENT. The right to indemnification conferred in this
Article 8 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a person of the type entitled to be indemnified under Section 8.6 who was, is or is threatened to be, made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under Article 8 and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article 8 or otherwise.

         8.7 INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Company, upon the direction of the Board, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 8.5 and 8.6. Notwithstanding the foregoing, no such indemnity shall extend to any employee or agent to the extent that any Proceeding or judgment, penalty, fine, settlement or expenses result from Improper Conduct on the part of such employee or agent.

         8.8 APPEARANCE AS A WITNESS. Notwithstanding any other provision of this Article 8, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by any Member, Director, officer or agent in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

         8.9 NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the advancement and payment of expenses conferred in this Article 8 shall not be exclusive of any other right that a Member, Director, officer or other person indemnified pursuant to this Article 8 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

         8.10 INSURANCE. The Company may purchase and maintain (if and to the extent feasible, as determined by the Board) insurance, at its expense, to protect itself and any Member, Director, officer or agent of the Company who is or was serving at the request of the Company as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other


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enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Article 8.

         8.11 SAVINGS CLAUSE. If this Article 8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each person indemnified pursuant to this Article 8 as to costs, charges and expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article 8 that shall not have been invalidated and to the fullest extent permitted by applicable law.



                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1 BINDING EFFECT. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and, subject to Article 5, his successors and assigns.

         9.2 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to conflict of laws principles.

         9.3 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         9.4 GENDER. As used in this Agreement, the masculine gender shall include the feminine and the neuter, and vice versa and the singular shall include the plural.

         9.5 HEADINGS. The Section headings used herein are for reference and convenience only and shall not be used for purposes of interpretation.







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         IN WITNESS WHEREOF, the Member, intending to be legally bound, has signed this instrument on and as of the date first set forth above.



                                    AIC, INC.



                                    By: /s/ Michael L. Staines
                                        ------------------------------
                                        Michael L. Staines
                                        Secretary